Filed Pursuant to Rule 424(b)(3) and Rule 424(c)

Registration Statement No. 333-282976

March 27, 2025

PROSPECTUS SUPPLEMENT NO. 3

ACUREN CORPORATION

128,737,434 Shares of Common Stock
18,264,876 Warrants
1,000,000 Shares of Series A Preferred Stock

This prospectus supplement amends the prospectus dated December 16, 2024 (the “Prospectus”) of Acuren Corporation, a Delaware corporation (the “Company”), that relates to shares of the Company’s common stock, warrants and Series A Preferred Stock (including shares of common stock issuable upon the exercise of the warrants, conversion of the Series A Preferred Stock and exercise or settlement of options and restricted stock units), into which the ordinary shares, warrants and Founder Preferred Shares of the Company when it was incorporated with limited liability under the laws of the British Virgin Islands were converted in connection with the change of the Company’s jurisdiction of incorporation from the British Virgin Islands to the State of Delaware, effective as of December 16, 2024, as more fully described in the Prospectus.

This prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Current Report on Form 8-K filed with the SEC on March 27, 2025, as set forth below. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Shares of common stock of the Company trade on the NYSE American under the symbol “TIC”. On March 21, 2025, the closing price of the shares of common stock was $11.38.

Investing in the Company’s common stock involves risks. See “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is March 27, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 27, 2025

Date of Report (date of earliest event reported)

Acuren Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-42524	66-1076867
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14434 Medical Complex Drive, Suite 100

Tomball, Texas 77377

(Address of principal executive offices and zip code)

(800) 218-7450

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March, 24, 2025, the Audit Committee (the “Audit Committee”) of the Board of Directors of Acuren Corporation (the “Company”), in consultation with senior management, determined that the Company’s previously issued unaudited condensed consolidated financial statements of ASP Acuren Holdings, Inc. and its subsidiaries (Predecessor) for the period from January 1, 2024 through July 29, 2024 (the “Predecessor Period”) as included in Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on December 12, 2024 and the final prospectus dated December 16, 2024 (together, the “Form S-4”) should no longer be relied upon due to the error related to income taxes described below as well as other immaterial items and should be restated. Additionally, related earnings releases, press releases, shareholder communications, investor presentations or other materials describing relevant portions of such financial statements should no longer be relied upon.

In connection with the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”), the Company determined that a valuation allowance was necessary on a portion of its deferred tax assets as it was more likely than not that the deferred tax assets would not be realized as of July 29, 2024. The Company concluded that the error is material to the Company’s previously issued unaudited condensed consolidated financial statements for the Predecessor Period.

For the Predecessor Period, the estimated impact of the error related to income taxes on the Company’s condensed consolidated statements of operations and other comprehensive income (loss) is expected to result in a decrease to the income tax benefit and an increase in total comprehensive loss of approximately $12.5 million, which in turn increases the basic and diluted loss per common share by approximately $2.50 per common share. The error related to income taxes also results in an increase in the deferred tax liabilities of approximately $12.5 million in the Company’s condensed consolidated balance sheet as of July 29, 2024 (which will not be presented in the Annual Report). There is no impact to net cash provided by operating activities included in the previously reported condensed consolidated statements of cash flows for the Predecessor Period. This estimated amount is unaudited and subject to change, but will be finalized with the issuance of the Annual Report.

The Company will present the restated Predecessor Period in its Annual Report which the Company expects to file on or prior to the deadline for filing the Annual Report. The Company will also present the restated Predecessor Period in a post-effective amendment to the Form S-4. There was no impact to the period from July 30, 2024 through December 31, 2024 as a result of the error described above.

The Company previously identified and disclosed material weaknesses in its internal control over financial reporting (“ICFR”) and concluded that it had not designed and maintained an effective control environment commensurate with its financial reporting requirements. Specifically, it lacked a sufficient complement of resources with (i) an appropriate level of accounting knowledge, training, and experience to appropriately analyze, record and disclose accounting matters timely and accurately, and (ii) an appropriate level of knowledge and experience to establish effective processes and controls. The Company has evaluated the impact of the errors described above on its ICFR and concluded the existing material weaknesses resulted in these errors.

The Company’s management and the Audit Committee have discussed the matters disclosed in this Current Report on Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

Forward-Looking Statements

This Current Report on Form 8-K (the “Report”) contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by words or phrases written in the future tense and/or preceded by words such as “likely,” “should,” “may,” “will,” “contemplates,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or similar words or variations thereof, or the negative thereof, references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements regarding the expected effects of the restatement described above, plans to remediate the deficiencies, including the material weaknesses, with respect to the Company’s internal control over financial reporting and disclosure controls and procedures; any statements or assumptions underlying any of the foregoing and the Company’s expected timing for filing the Annual Report. Forward-looking statements in this Report are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following: the discovery of additional information relevant to the financial statements; changes in the effects of the restatement on the Company’s financial statements or financial results; the risk that the completion and filing of the Annual Report will take longer than expected and will not be completed by the extension period provided by Rule 12b-25 of the Securities Exchange Act of 1934, as amended; volatility in the capital markets and related market uncertainty; the impact of worsening macroeconomic conditions on our new and existing customers; our inability to acquire new customers and generate additional revenue from existing customers; and other risk factors contained in our SEC filings. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute the Company’s current expectations based on reasonable assumptions. Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in the Company’s filings with the SEC. Readers are encouraged to read the Company’s filings to learn more about the risk factors associated with the Company’s business. Acuren undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acuren Corporation

Date: March 27, 2025	By:	/s/ Kristin Schultes
	Name:	Kristin Schultes
	Title:	Chief Financial Officer

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